Exhibit 15.2

CONSENT OF BEIJING DENTONS LAW OFFICES, LLP, PRC COUNSEL

May 26, 2017

JMU Limited

10th Floor, No. 777 Jiamusi Road
Yangpu District, Shanghai
People’s Republic of China
Ladies and Gentlemen,

We hereby consent to references to our name by JMU Limited under the heading “If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC governmental restrictions on foreign investment in internet business, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.” and “Contractual Arrangements with Our Consolidated Affiliated Entity” on Form 20-F for the year ended December 31, 2016 (the “Annual Report”), and further consent to the incorporation by reference into the Registration Statement on Form S-8 (No.333-206466). We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

By:	/s/Beijing Dentons Law Offices, LLP
Beijing Dentons Law Offices, LLP